Consent of Independent Auditors

We consent to the use of our report dated March 28, 2025, with respect to the financial statements of Pacific Asset Management CLO Opportunities Fund L.P. for the year ended December 31, 2024, and our report on the supplementary schedule of investments as of December 31, 2024, dated October 31, 2025, included in the Registration Statement (Form N-2 No. 333-XXXXXX) and related Statement of Additional Information of Aristotle Pacific Enhanced CLO Income Fund.
We also consent to the reference to our firm in the section titled “Financial Statements” in the Statement of Additional Information.

Los Angeles, California
October 31, 2025